Exhibit 16.1

Office of the Chief Accountant
United States Securities and Exchange Commission
100 F Street
Washington, DC 20549

January 8, 2007

This letter is delivered by Epstein, Weber & Conover, PLC in connection with the filing by InnSuites Hospitality Trust with the Securities and Exchange Commission of a Current Report on Form 8-K dated January 1, 2007.

We have reviewed the contents of Item 4.01 of such Current Report on Form 8-K and agree with the statements contained therein.

Very truly yours,

/s/Epstein, Weber & Conover, PLC